Registration No._________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

P.F. CHANG’S CHINA BISTRO, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	86-0815086

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

15210 N. SCOTTSDALE RD., SUITE 300
SCOTTSDALE, ARIZONA 85254
602-957-8986

(Address of principal executive offices)

P.F. CHANG’S CHINA BISTRO, INC.
1998 STOCK OPTION PLAN

(Full title of the plan)

RICHARD L. FEDERICO
CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
P.F. CHANG’S CHINA BISTRO, INC.
15210 N. SCOTTSDALE RD., SUITE 300
SCOTTSDALE, ARIZONA 85254
602-957-8986

(Name and address of agent for service)

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE
		Proposed	Proposed
		maximum	maximum
Title of Securities	Amount to be	offering price	aggregate offering	Amount of
to be registered[1]	registered[2]	per share	price	registration fee
1998 Stock Option Plan
Common Stock Par Value $.001	1,000,000	$43.38 [3]	$43,380,000.00	$5,496.25
TOTALS	1,000,000		$43,380,000.00	$5,496.25

[1]	The securities to be registered include options to acquire Common Stock.

[2]	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

[3]	Estimated pursuant to Rule 457(h) solely for purposes of calculating the registration fee. As to the shares under the 1998 Stock Option Plan, the price is based upon the average of the high and low prices of the Common Stock on June 4, 2004, as reported on the NASDAQ National Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     P.F. Chang’s China Bistro, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

     (a) The Company’s latest annual report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited financial statements for the Company’s latest fiscal year ended December 28, 2003 as filed with the Securities and Exchange Commission on March 15, 2004.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

     (c) The description of the Company’s Common Stock contained in the Company’s registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

     The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

     Inapplicable.

Item 6. Indemnification of Directors and Officers

     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, we have adopted provisions in our Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability our directors to us and to our stockholders for monetary damages for breach or alleged breach of the duty of care.

     Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

     Our By-laws provide for indemnification (to the full extent permitted by the Delaware General Corporation Law) of directors, officers, employees and other agents of the Company against all expenses, liability and loss (including attorney’s fees, judgment, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, the By-Laws or any agreement with us) reasonably incurred or suffered by such person in connection therewith, subject to certain provisions. Our By-Laws also empower us to maintain directors and officers liability insurance coverage and to enter into indemnification agreements with our directors, officers, employees or agents.

     These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed

     Inapplicable.

Item 8. Exhibits

     See Exhibit Index.

Item 9. Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on June 9, 2004.

P.F. Chang’s China Bistro, Inc.

By:	/s/ Richard L. Federico

Richard L. Federico Chief Executive Officer and Chairman of the Board of Directors

SIGNATURES AND POWER OF ATTORNEY

     The officers and directors of P.F. Chang’s China Bistro, Inc. whose signatures appear below, hereby constitute and appoint Richard L. Federico and Kristina K. Cashman, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 9, 2004.

Signature	Title

/s/ Richard L. Federico Richard L. Federico	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Kristina K. Cashman Kristina K. Cashman	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)

/s/ F. Lane Cardwell, Jr. F. Lane Cardwell, Jr.	Director

/s/ Lesley H. Howe Lesley H. Howe	Director

/s/ M. Ann Rhoades M. Ann Rhoades	Director

/s/ James G. Shennan, Jr. James G. Shennan, Jr.	Director

R. Michael Welborn	Director

/s/ Kenneth J. Wessels Kenneth J. Wessels	Director

EXHIBIT INDEX

4.1 (1)	Amended and Restated Certificate of Incorporation of the Company.

4.2 (2)	Amended and Restated By-laws of the Company.

4.3 (3)	Amended and Restated Registration Rights Agreement dated May 1, 1997.

5	Opinion re: legality.

23.1 (4)	Consent of Counsel.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24 (5)	Power of Attorney.

99.1	Form of 1998 Stock Option Plan, as amended.

(1)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q dated April 25, 2002, Exhibit 3.1.

(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q dated April 25, 2002, Exhibit 3.2.

(3)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-59749).

(4)	Included in Exhibit 5.

(5)	Included in signature pages to this registration statement.